Exhibit 99.2

Ziopharm Oncology Announces Election of James Huang as Chairman of the Board of Directors

– Mr. Huang is a veteran industry entrepreneur with 20+ years founding and funding biotech innovation –

– Heidi Hagen elected Lead Independent Director –

Boston, January 14, 2021 — Ziopharm Oncology, Inc. (“Ziopharm” or “the Company”) (Nasdaq:ZIOP) today announced the election of James Huang as Chairman of the Board of Directors (the “Board”), effective immediately.

Mr. Huang has served on the Board since July 2020 and is currently a Managing Partner at Kleiner Perkins Caufield & Byers (KPCB) China. He has founded and financed several innovative life sciences companies, including GenScript, Legend Biotech and Zai Lab. He is also Founding Partner of Panacea Venture, which formed TriArm Therapeutics, the funding partner for Ziopharm’s joint venture, Eden BioCell.

“I am delighted to take on this additional role at Ziopharm and work closely with Laurence to help deliver the company’s transformational CAR-T and TCR technologies to patients”, said Mr. Huang. “I firmly believe the company is in an excellent position, and I look forward to supporting and guiding the efforts of the company to execute on its strategy as Board Chairman.”

Laurence Cooper, M.D., Ph.D., Chief Executive Officer and member of the Board of Directors of Ziopharm, said, “We are pleased to have secured James as our Chairman. James has a stellar track record of supporting and delivering innovation in our space. On behalf of the management team and entire Ziopharm organization, we look forward to James’ leadership of the Board.”

The Company also announced today the election of Heidi Hagen to the position of Lead Independent Director, effective immediately. Ms. Hagen has served on the Board since June 2019.

Ms. Hagen is Co-Founder of Vineti, a cloud-based software platform company that addresses challenges in data management from order through cell collection, manufacturing, and delivery of personalized treatments such as cell and gene therapies and cancer vaccines. She has extensive experience in operations management and commercializing innovative technologies.

The election of Mr. Huang as Chairman of the Board and the election of Ms. Hagen as Lead Independent Director were both supported by unanimous votes of the entire Board of Directors.

James Huang Biography

James Huang joined KPCB China as a Managing Partner in 2011 and focused on the firm’s life sciences practice. Prior to joining KPCB, he was a Managing Partner at Vivo Ventures, a venture capital firm specializing in life sciences investments. While at Vivo, he led numerous investments in China. Prior to joining Vivo in 2007, Mr. Huang was President of Anesiva, a biopharmaceutical company focused on pain-management treatments.

During his 20-year career in the pharmaceutical and biotech industry, Mr. Huang held senior roles in business development, sales, marketing and R&D with Tularik Inc. (acquired by Amgen), GlaxoSmithKline LLC, Bristol-Myers Squibb and ALZA Corp (acquired by Johnson & Johnson). Mr. Huang also built GenScript, including Legend Biotech from a small U.S. venture backed company into a revenue-generating company with a multi-billion valuation on the Hong Kong Stock Exchange and Nasdaq. Mr. Huang received an MBA from the Stanford Graduate School of Business and a BS degree in chemical engineering from the University of California, Berkeley.

About Ziopharm Oncology, Inc.

Ziopharm is developing non-viral and cytokine-driven cell and gene therapies that weaponize the body’s immune system to treat the millions of people globally diagnosed with cancer each year. With its multiplatform approach, Ziopharm is at the forefront of immuno-oncology. Ziopharm’s pipeline is built for commercially scalable, cost effective T-cell receptor T-cell therapies based on its non-viral Sleeping Beauty gene transfer platform, a precisely controlled IL-12 gene therapy, and rapidly manufactured Sleeping Beauty-enabled CD19-specific CAR-T program. The Company has clinical and strategic collaborations with the National Cancer Institute, The University of Texas MD Anderson Cancer Center and Regeneron Pharmaceuticals. For more information, please visit www.ziopharm.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” and “believes.” These statements include, but are not limited to, statements regarding the potential benefits of the Company’s CAR-T therapy and the Company’s expectations regarding the number of patients expected in this phase 1 clinical trial. Although Ziopharm’s management team believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Ziopharm, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, changes in Eden BioCell’s operating plans that may impact its cash expenditures, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Ziopharm’s product candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. FDA or equivalent foreign regulatory agencies and for which indication; the strength and enforceability of Ziopharm’s intellectual property rights; competition from other pharmaceutical and biotechnology companies as well as risk factors discussed or identified in the public filings with the Securities and Exchange Commission made by Ziopharm, including those risks and uncertainties listed in Ziopharm’s Quarterly Report on Form 10-Q filed by Ziopharm with the Securities and Exchange Commission. We are providing this information as of the date of this press release, and Ziopharm does not undertake any obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

Investor Relations Contacts:

Adam D. Levy, Ph.D., MBA

EVP, Investor Relations and Corporate Communications

T: 508.552.9255

E: alevy@ziopharm.com

Media Relations Contact:

LifeSci Communications:

Patrick Bursey

T: 646.876.4932

E: pbursey@lifescicomms.com